As filed with the Securities and Exchange Commission on August 12, 2019

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

DORCHESTER MINERALS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	81-0551518
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

(214) 559-0300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Casey McManemin

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

(214) 559-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jesse E. Betts

Thompson & Knight LLP

One Arts Plaza

1722 Routh Street, Suite 1500

Dallas, Texas 75201

(214) 969-1700

Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Units Representing Limited Partner Interests	10,000,000	$17.20	$172,000,000.00	$20,846.40

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high ($17.68) and low ($16.71) prices of the registrant’s common stock on August 5, 2019 as reported on the NASDAQ Global Select Market.

2

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2019

PROSPECTUS

DORCHESTER MINERALS, L.P.

Common Units Representing Limited Partner Interests

We may offer and sell the securities listed above from time to time in one or more transactions. The securities:

●	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement; and

●	may be listed on a national securities exchange, if specified in an accompanying prospectus supplement.

We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. A prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

We may sell these securities directly or through agents, underwriters or dealers or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the net proceeds that we expect to receive from selling the securities being offered. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

Our common units are traded on the NASDAQ Global Select Market under the symbol “DMLP.”

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider each of the risk factors described under “Risk Factors” beginning on page 4 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                                   , 2019.

3

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before investing in any of our securities, you are urged to carefully read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Documents Incorporated by Reference.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of such document.

In this prospectus, the term “Partnership,” as well as the terms “us,” “our,” “we,” and “its,” are sometimes used as abbreviated references to Dorchester Minerals, L.P. itself or Dorchester Minerals, L.P. and its related entities.

THE PARTNERSHIP

Dorchester Minerals, L.P. is a publicly traded Delaware limited partnership that commenced operations on January 31, 2003 upon the combination of Dorchester Hugoton, Ltd., Republic Royalty Company, L.P. (“Republic”) and Spinnaker Royalty Company, L.P. (“Spinnaker”). Dorchester Hugoton, Ltd. was a publicly traded Texas limited partnership and Republic and Spinnaker were private Texas limited partnerships. Our common units are listed on the NASDAQ Global Select Market. Our executive offices are located at 3838 Oak Lawn Avenue, Suite 300, Dallas, Texas, 75219-4541 and our telephone number is (214) 559-0300.

Our general partner is Dorchester Minerals Management LP, which is managed by its general partner, Dorchester Minerals Management GP LLC. As a result, the Board of Managers of Dorchester Minerals Management GP LLC exercises effective control of our Partnership. In this prospectus, the term “general partner” is used as an abbreviated reference to Dorchester Minerals Management LP. Our general partner also controls and owns, directly and indirectly, all of the partnership interests in Dorchester Minerals Operating LP and its general partner, Dorchester Minerals Operating GP LLC. Dorchester Minerals Operating LP owns the working interest and other properties underlying our Net Profits Interests (“NPIs”), provides day-to-day operational and administrative services to us and our general partner and is the employer of all of the employees who perform such services. In this prospectus, the term “operating partnership” is used as an abbreviated reference to Dorchester Minerals Operating LP.

Our business may be described as the acquisition, ownership and administration of Royalty Properties and NPIs. The Net Profits Interests represent net profits overriding royalty interests burdening various properties owned by the operating partnership. We receive monthly payments equaling 96.97% of the net profits actually realized by the operating partnership from these properties in the preceding month. The Royalty Properties consist of producing and non-producing mineral, royalty, overriding royalty, net profits and leasehold interests located in 594 counties and parishes in 27 states.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC (File No. 000-50175) pursuant to the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Interested persons can electronically access our SEC filings at such Internet site, including the registration statement of which this prospectus forms a part and the exhibits and schedules thereto.

We also make available free of charge on our website at www.dmlp.net our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is deemed part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Later information filed with the SEC will automatically update and supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference.

We incorporate by reference in this prospectus the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2018 filed by us with the SEC on February 28, 2019;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 filed by us with the SEC on May 2, 2019 and August 1, 2019, respectively;

●

Our Current Reports on Form 8-K filed by us with the SEC on January 17, 2019, February 28, 2019, April 3, 2019, April 18, 2019, April 30, 2019, May 2, 2019, May 15, 2019, May 16, 2019, July 18, 2019 and August 1, 2019 (in each case, excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or 8-K/A);

●	Our proxy statement on Schedule 14A filed by us with the SEC on February 28, 2019; and

●

The description of our common units contained in our registration statement on Form 8-A dated January 31, 2003 filed by us with the SEC on January 31, 2003, including any amendment or report filed for the purposes of updating that description.

In addition, we incorporate by reference in this prospectus any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished and not filed with the SEC pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or 8-K/A) prior to the termination of the offering of the securities offered by this prospectus (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement).

You, including any beneficial owners, may request a copy of these filings incorporated by reference in the prospectus at no cost by writing or telephoning us at the following address or telephone number:

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

(214) 559-0300

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws.

Statements included in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto), are forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other “forward-looking” information.

Forward-looking statements may include statements about:

●	our ability to execute our business strategies;

●	the volatility of oil and natural gas prices;

●	the level of production on our properties;

●	changes in supply and demand for oil and natural gas;

●	our ability to replace our oil and natural gas reserves;

●	our ability to identify, complete and integrate acquisitions of properties or businesses;

●	general economic, business or industry conditions;

●	competition with other companies for acquisitions of oil and natural gas interests;

●	uncertainties with respect to identified drilling locations and estimates of reserves;

●	impacts on our cash flow by operating hazards and unforeseen interruptions, including natural disasters, and by required repair and replacement of aging equipment;

●	the ability of our operators to comply with applicable governmental laws and regulations and to obtain permits and governmental approvals;

●	our future operating results;

●	exploration and development drilling prospects, inventories, projects and programs; and

●	environmental costs and liabilities and related environmental regulation.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements for a number of important reasons, including those discussed under “Risk Factors” and elsewhere in this prospectus.

You should read these statements carefully because they may discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other forward-looking information. Before you invest, you should be aware that the occurrence of any of the events herein described in “Risk Factors” and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common units could decline, and you could lose all or part of your investment.

RISK FACTORS

An investment in our common units involves a significant degree of risk. Before purchasing our common units, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by annual, quarterly and other reports and documents we file with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus and that are incorporated by reference herein. Any of these risks could materially and adversely affect our business, financial condition or results of operations, as well as adversely affect the value of an investment in our common units. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. If any of the aforementioned risks actually occur, our business, financial condition and results of operations would suffer. In that event, you may lose all or part of your original investment.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus and any applicable prospectus supplement for general corporate purposes. These purposes may include working capital, capital expenditures, investments and acquisitions.

The actual application of proceeds from the sale of any particular offering of securities issued hereunder will be described in the applicable prospectus supplement relating to such offering. We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF COMMON UNITS OF DORCHESTER MINERALS

General

The common units represent limited partner interests in the Partnership. The holders of the units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, see “The Partnership Agreement—Distributions of Available Cash” on page 9. For a description of the other rights and privileges of limited partners under our partnership agreement, including voting rights, see “The Partnership Agreement” beginning on page 8.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company is the registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

●	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

●	special charges for services requested by the holder of a common unit; and

●	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign by notice to us or may be removed by us. If a successor has not been appointed or has not accepted its appointment, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

A transfer of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application, or is deemed to have done so. By executing and delivering a transfer application, the transferee, or deemed transferee of common units:

●	becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

●	automatically requests admission as a substituted limited partner in our partnership;

●	agrees to be bound by the terms and conditions of, and executed, our partnership agreement;

●	represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

●	grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

●	makes the consents and waivers contained in the partnership agreement.

An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. The general partner may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units that does not execute and deliver a transfer application, or is not deemed to have done so, obtains only:

●	the right to assign the common unit to a purchaser or other transferee; and

●	the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application, or is not deemed to have done so:

●

will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

●	may not receive some federal income tax information or reports furnished to record holders of common units.

The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent.

Until a common unit has been transferred on our books, we and the transfer agent, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

Our common units are listed on the NASDAQ Global Select Market under the symbol “DMLP.”

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our Amended and Restated Agreement of Limited Partnership, as amended, referred to throughout this document as our Partnership Agreement or the Partnership Agreement. Our Partnership Agreement is included as an exhibit to the registration statement of which this document constitutes a part. We will provide you with a copy of this agreement upon request. For information on how this document may be obtained, see “Where You Can Find More Information” on the inside front cover page of this document.

For the summary of provisions of the Partnership Agreement regarding the transfer of common units, please see “Description of Units of Dorchester Minerals—Transfer of Common Units” beginning on page 6 of this prospectus.

Organization

We were organized on December 12, 2001 and will have a perpetual existence.

Purpose

Our purpose under the Partnership Agreement is to acquire, manage, operate, and sell the assets now owned or hereafter acquired and to distribute all “available cash” to unitholders or partners according to their respective interests, to engage in business activities approved by the general partner and to raise capital through public or private offerings and sales of securities for any purpose.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application or is deemed to have done so, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the general partner the authority to amend, and to make consents and waivers under, the Partnership Agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, as amended, supplemented or restated from time to time (the “Delaware Act”) and that such limited partner otherwise acts in conformity with the provisions of the Partnership Agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions to the amount of capital such limited partner is obligated to contribute for such limited partner’s common units plus such limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

●	to remove or replace the general partner;

●	to approve some amendments to the Partnership Agreement; or

●	to take other action under the Partnership Agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the Partnership Agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through the fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to the specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of such limited partner’s assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to the assignee at the time such assignee became a limited partner and that could not be ascertained from the Partnership Agreement.

Issuance of Additional Securities

The Partnership Agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners. However, without the approval of the holders of a majority of the common units, we may not issue in a single transaction or series of related transactions any partnership securities representing limited partner interests if, after giving effect to such issuance, such newly issued partnership securities would represent over 40% of the outstanding limited partner interests.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our Partnership Agreement, we may also issue additional partnership securities interests that, upon approval of the unit majority, have special voting rights to which the common units are not entitled.

The general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately prior to each issuance. The holders of common units do not have preemptive rights to acquire additional common units or other partnership interests.

Distributions of Available Cash

We distribute to our general partner and limited partners according to their respective interests, within 45 days of the end of each fiscal quarter, an amount equal to all “available cash” with respect to that quarter. Available cash means all cash and cash equivalents on hand at the end of that quarter (other than cash proceeds received by us from a public or private offering of our securities), less any amount of cash reserves that our general partner determines is necessary or appropriate to provide for the conduct of our business or to comply with applicable law or agreements or obligations to which we are subject. Delaware law generally prohibits any distribution to partners if, after giving effect to the distribution, all liabilities of the partnership exceed the fair value of the assets of the partnership. In the event of a liquidation or dissolution of our partnership, available cash will be deemed to be zero in the quarter in which the events giving rise to the liquidation or dissolution occur and in subsequent quarters. Our general partner may treat taxes that we pay on behalf of, or amounts withheld with respect to, our general partner or limited partners as a distribution of available cash to those partners.

Amendment of the Partnership Agreement

General

Amendments to the Partnership Agreement may be proposed only by or with the consent of the general partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the general partner must seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as we describe below, an amendment must be approved by a majority of the common units, unless a greater or different percentage is required.

Prohibited Amendments

No amendment may be made that would:

●	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

●

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion;

●	change the term of our partnership;

●	provide that our partnership is not dissolved upon an election to dissolve our partnership by the general partner that is approved by the holders of a majority of the outstanding common units; or

●	give any person the right to dissolve our partnership other than the general partner’s right to dissolve our partnership with the approval of the holders of a majority of the outstanding common units.

The provision of the Partnership Agreement preventing the amendments having the effects described in the bullet points above can be amended upon the approval of the holders of at least 90% of the outstanding common units.

No Unitholder Approval

The general partner may generally make amendments to the Partnership Agreement without the approval of any limited partner or assignee to reflect:

●	a change in our name, the location of our principal place of business, our registered agent or our registered office;

●	the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement;

●

a change that, in the sole discretion of the general partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

●

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed;

●

subject to the limitations on the issuance of additional common units or other limited or general partner interests described above, an amendment that in the discretion of the general partner is necessary or advisable for the authorization of additional limited or general partner interests;

●	any amendment expressly permitted in the Partnership Agreement to be made by the general partner acting alone;

●	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

●

any amendment that, in the discretion of the general partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the Partnership Agreement;

●	a change in our fiscal year or taxable year and related changes; and

●	any other amendments substantially similar to any of the matters described in the immediately preceding bullet points above.

In addition, the general partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

(1) do not adversely affect the limited partners in any material respect;

(2) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the general partner deems to be in our best interest and the best interest of limited partners; or

(4) are required to effect the intent expressed in this prospectus or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

Unitholder Approval

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a unit majority. Any amendment that reduces the voting percentage required to take action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Disposition of Assets

The Partnership Agreement generally prohibits the general partner, without the prior approval of the holders of common units representing a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. If conditions specified in the Partnership Agreement are satisfied, the general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under the Partnership Agreement. We will dissolve upon:

●	the approval by the holders of common units representing a unit majority;

●	the sale of all or substantially all of our assets and properties;

●	the entry of a decree of judicial dissolution of us; or

●

the withdrawal or removal of our general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution as described in the last bullet point above, the holders of common units representing a unit majority may also elect, within specific time limitations, to reconstitute us and continue our business on the same terms and conditions described in the Partnership Agreement by forming a new limited partnership on terms identical to those in the Partnership Agreement and having as general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion of counsel to the effect that (i) the action would not result in the loss of limited liability of any limited partner, and (ii) neither us or the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets. The liquidator will pay off or make provision for the discharge of our debts and liabilities. Liabilities to creditors will be paid off before liabilities to partners. After the discharge of all liabilities, the liquidator will distribute to our partners the excess property and cash, if any, in accordance with and to the extent of their respective capital accounts, as determined after taking into account all capital account adjustments. In addition, the liquidator may dispose of our assets by public or private sale or by distribution in kind. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. See “—Transfer of General Partner Interest” below. Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue our business and to appoint a successor general partner. See “—Termination and Dissolution” above. The general partner may not be removed unless that removal is approved by the vote of the holders of a majority of the outstanding common units, including units held by the general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 50% of the outstanding common units by the general partner and its affiliates would give it the practical ability to prevent its removal. As of June 30, 2019, affiliates of the general partner own 8.9% of the outstanding common units.

The Partnership Agreement also provides that if the general partner is removed as our general partner where cause does not exist and common units held by the general partner and its affiliates are not voted in favor of that removal, the general partner will have the right to require its successor to purchase its general partner interest and either (i) purchase all of the equity interests of Dorchester Minerals Operating LP or (ii) purchase all of the assets of Dorchester Minerals Operating LP and assume all of its liabilities in exchange for an amount equal to the fair market value of those interests.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest and either (i) all of the equity interests of Dorchester Minerals Operating LP or (ii) all of the assets of Dorchester Minerals Operating LP and assume all of its liabilities of the departing general partner for a payment equal to the fair market value of those interests.

In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph. In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may not transfer all or any part of its general partner interest in us to another person unless the transferee assumes the rights and duties of the general partner to whose interest that transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an opinion of counsel regarding limited liability and tax matters, agrees to purchase all or the appropriate portion thereof, if applicable, of the partnership interest of the general partner as the general partner of our partnership and the general partner sells to the transferee either (i) all of the equity interests in Dorchester Minerals Operating LP or (ii) all of the assets of Dorchester Minerals Operating LP, such price for the equity interests and/or the assets of Dorchester Minerals Operating LP equal to the fair market value. The general partner and its affiliates may at any time transfer common units to one or more persons without unitholder approval. At any time, the members of the general partner may sell or transfer all or part of their membership interests in the general partner to an affiliate without the approval of the unitholders.

Change of Management Provisions

The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management. Without approval of a majority of the unitholders, the partnership shall not issue in a single transaction or series of related transactions partnership securities representing limited partner interests, if, immediately after giving effect to such issuance, such newly issued partnership securities would represent over 40% of the outstanding limited partner interests.

Members; Voting

Unitholders or assignees who are record holders of units on the record date are entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, are voted by the general partner at the written direction of the record holder. Absent direction of this kind, the common units are not voted, except that, in the case of common units held by the general partner on behalf of non-citizen assignees, the general partner distributes the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

The general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future, other than our usual Annual Meeting for the election of the members of the Advisory Committee. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 50% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, but not including partnership interests deemed held by the general partner on behalf of assignees for which written instructions have not been received by the general partner, constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum is the greater percentage.

Each record holder of a unit has a vote according to such record holder’s percentage interest in us, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Securities” above. Common units held in nominee or street name account are voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and such beneficial owner’s nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Status of Limited Partner or Assignee

Except as described above under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions. An assignee of a common unit, after executing and delivering a transfer application, or being deemed to have done so, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The general partner will vote and exercise other powers attributable to common units owned by an assignee or deemed assignee that has not become a substitute limited partner at the written direction of the assignee. See “—Members; Voting” above. Transferees that do not execute and deliver a transfer application, or who are not otherwise deemed to have done so, will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See “Description of the Common Units—Transfer of Common Units” above.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the common units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner or assignee to furnish information about such person’s nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of such assignee’s common units and may not receive distributions in kind upon our liquidation.

Indemnification

Under the Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

●	the general partner;

●	any departing general partner;

●	any person who is or was an affiliate of a general partner or any departing general partner;

●

any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of a general partner or any departing general partner; or

●

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be made out of our assets. Unless it otherwise agrees in its sole discretion, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Books and Reports

The general partner is required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year. We furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we also furnish or make available summary financial information within 90 days after the close of each quarter. We furnish each record holder of a unit with information reasonably required for federal tax reporting purposes within 90 days after the close of each calendar year.

Right to Inspect Books and Records

The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to such limited partner’s interest as a limited partner, upon reasonable written demand setting forth the purpose of such demand and at such limited partner’s own expense, have furnished to such limited partner:

●	a current list of the name and last known address of each partner;

●	a copy of our tax returns;

●

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

●	copies of the Partnership Agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

●	information regarding the status of our business and financial condition; and

●	any other information regarding our affairs as is just and reasonable.

The general partner may, and intends to, keep confidential from the limited partners trade secrets or other information, the disclosure of which the general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our Partnership Agreement, the general partner and its affiliates have the right to cause us to register under the Securities Act of 1933, as amended (the “Securities Act”) and state laws the offer and sale of any units that they hold if an exemption from the registration rights is not otherwise available.

Subject to the terms and conditions of our Partnership Agreement, these registration rights allow the general partner and its affiliates or their assignees holding any common units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. The general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, the general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus in and outside the United States (i) through underwriters or dealers, (ii) directly to purchasers, including our affiliates and stockholders, (iii) through agents or (iv) through a combination of any of these methods. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters, dealers or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	the estimated net proceeds to us from the sale of the securities;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more agents, dealers and underwriters, including standby underwriters to sell the unsubscribed securities to third parties.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer pursuant to this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Because the Financial Industry Regulatory Authority, or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

Direct Sales and Sales Through Agents

We may sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the offered securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may also sell the offered securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.

General Information

Agents, dealers and underwriters that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers and underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material United States federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Thompson & Knight LLP, counsel to the general partner and us, as of the date hereof. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. Later changes in these authorities may cause the federal income tax consequences to vary substantially from the consequences described below, possibly on a retroactive basis. This section should be read in conjunction with the risk factors included under the caption “Tax Risks” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

For the reasons described below, counsel is not rendering an opinion with respect to the following specific United States federal income tax issues:

●

the validity of our Partnership’s monthly convention for allocating taxable income and loss between transferors and transferees of our common units (see “—Tax Allocations by Us to Unitholders—Allocations between Transferors and Transferees”);

●

the validity of our Partnership’s method for allocating depletion deductions with respect to contributed mineral properties (see “—Tax Allocations by Us to Unitholders—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties”);

●	the availability and extent of percentage depletion deductions to the holders of our common units (see “—Partnership Income, Gains/Losses and Depletion”);

●	the availability and extent of the Section 199A Deduction to the holders of our common units (see “—Tax Rates”);

●	the validity of our Partnership’s adoption of a convention that will enable you to track the basis of your individual common units or unit groups (see “—Disposition of Our Common Units”);

●	the treatment of a unitholder of our Partnership whose common units are loaned to a short seller to cover a short sale of those common units (see “—Treatment of Short Sales”); and

●	the validity of our Partnership’s depletion, depreciation and amortization deductions relating to adjustments under Section 743(b) of the Internal Revenue Code (see “—Section 754 Election”).

This discussion focuses on individual partners who are citizens or residents of the United States (for federal income tax purposes) who have the United States dollar as their functional currency and, except as otherwise provided, has only limited application to corporations (including other entities treated as corporations for federal income tax purposes), partnerships (including other entities treated as partnerships for federal income tax purposes), limited liability companies, estates, trusts, nonresident aliens, or other partners subject to specialized tax treatment, including, without limitation, individual retirement and other tax-deferred accounts, banks and other financial institutions, insurance companies, tax-exempt organizations, non-United States persons, dealers, brokers or traders in securities or currencies, persons subject to the alternative minimum tax, persons who hold their partnership interests as part of a straddle, hedging, synthetic security, conversion transaction or other integrated investment consisting of the partnership interests and one or more other investments, persons whose functional currency is other than the United States dollar, persons who received their partnership interests as compensation in connection with the performance of services or on exercise of options received as compensation in connection with the performance of services and persons eligible for tax treaty benefits.

The discussion does not intend to be exhaustive of all possible tax considerations. For example, the discussion does not contain a description of any state, local or foreign tax considerations (except where otherwise specifically noted in this document). In addition, the discussion is intended to address only those United States federal income tax consequences that are generally applicable to a United States partner who holds its common units as a capital asset (typically, property that is held for investment), and it does not discuss all aspects of United States federal income taxation that might be relevant to a specific United States partner in light of particular investment or tax circumstances.

The information in the discussion is based on the federal income tax laws as of the date of this document, which include:

●	the Internal Revenue Code;

●	current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

●	current administrative rulings of the Internal Revenue Service, or IRS, and court decisions.

No ruling has been or will be requested from the IRS regarding any matter affecting our Partnership or its partners. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Furthermore, there is a risk that future legislation, Treasury regulations, administrative rulings or court decisions will significantly change the current law or adversely affect existing interpretations of the federal income tax laws. Any change could apply retroactively to transactions preceding the date of the change.

The discussion is not intended to be, and should not be construed as tax advice. Therefore, each partner is urged to consult with its own tax advisor to determine the United States federal, state, local and foreign tax consequences of the ownership of our common units, including the particular facts and circumstances that may be unique to the partner.

Classification of Our Partnership as a Partnership for Federal Income Tax Purposes

The Treasury regulations provide that a domestic business entity not otherwise classified as a corporation with at least two members will be classified as a partnership for federal income tax purposes, unless it elects to be classified as an association taxable as a corporation. We have not made, and will not make, an election to be classified as an association taxable as a corporation. Therefore, subject to the discussion below with respect to publicly traded partnerships, and subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” generally we are treated as a partnership for federal income tax purposes and will not be a taxable entity subject to federal income tax. Instead, each of our unitholders is required to take into account its allocable share of our items of income, gain, loss, deduction and credit in computing its federal income tax liability, even if no cash distributions are made.

Section 7704 of the Internal Revenue Code provides that a publicly traded partnership will be taxed as a corporation, unless a certain percentage of its income consists of qualifying income. A partnership constitutes a publicly traded partnership if the interests in the partnership are traded on an established securities market. Because our common units are traded on the NASDAQ Global Select Market, we are a publicly traded partnership for federal income tax purposes.

A publicly traded partnership will not be taxed as a corporation if 90% or more of the partnership’s gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource (including oil, natural gas, and products thereof). Royalties and other passive income from mineral interests are also treated as qualifying income. Gains from the sale of an asset used in the production of this type of income also will be qualifying income. We anticipate that at least 90% of our income will constitute income from interests in oil and natural gas properties, including royalties and net profits interests. Based upon and subject to this estimate, our factual representations made and a review of the applicable legal authorities, counsel is of the opinion that we will be treated as a partnership for federal income tax purposes.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, applicable regulations, published revenue rulings and court decisions and the representations described below, we will continue to be classified as a partnership and will not be taxed as a corporation for federal income tax purposes. In rendering its opinion, counsel is relying on the following factual representations made by us:

●	neither we nor any of our subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes; and

●

for each taxable year, more than 90% of our gross income will constitute income that counsel has opined or will opine is qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to our unitholders and the general partner in liquidation of their common units and partnership interests in our Partnership. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as we, at that time, do not have liabilities in excess of the adjusted tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the United States Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including a current legislative proposal introduced in May 2019 that would eliminate the applicability, as it relates to fossil fuels, of the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. In addition, the Treasury Department has issued, and in the future may issue, regulations interpreting those laws that affect publicly traded partnerships. There can be no assurance that such legislative proposals will not be enacted or that there will not be further changes to federal income tax laws or the Treasury Department’s interpretation of the qualifying income exception in a manner that could impact our ability to qualify as a partnership in the future. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income within the meaning of Section 7704 of the Internal Revenue Code were published in the Federal Register. These final regulations are effective as of January 19, 2017, apply to taxable years beginning on or after January 19, 2017, and confirm our prior interpretation that royalties and other passive income from mineral interests are treated as qualifying income and therefore do not affect our ability to qualify as a publicly traded partnership.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income requirement or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in our common units, or taxable capital gain, after the unitholder’s tax basis in our common units is reduced to zero. Accordingly, taxation of our Partnership as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of our common units. This conclusion applies even in light of the reduction in corporate tax rates from 35% to 21% for tax years beginning after December 31, 2017.

The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes and will not be taxed as a corporation under Section 7704 of the Internal Revenue Code.

Tax Allocations by Us to Unitholders

In General

Each unitholder is required to report on its income tax return its allocable share of our income, gains, losses, deductions and credits. Each unitholder is required to include these items on its federal income tax return even if the unitholder has not received any cash distributions from us. For each taxable year, we will be required to furnish each unitholder with a Schedule K-1 tax statement that sets forth the unitholder’s share of any of our income, gains, losses, deductions and credits. Subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” our Partnership itself is not required to pay any federal income tax.

Allocations of Income, Gain, Loss and Deductions

Our partnership agreement generally provides that our net income and net losses will be allocated to the unitholders and our general partner in accordance with their “Percentage Interests,” as such term is defined in our partnership agreement.

Under Section 704(b) of the Internal Revenue Code, our allocation of any item of income, gain, loss or deduction to a unitholder will be given effect for federal income tax purposes so long as it has substantial economic effect, or is otherwise in accordance with the unitholder’s interest in our Partnership. If an allocation of an item does not satisfy this standard, it will be reallocated among the unitholders and our general partner on the basis of their respective interests in our Partnership, taking into account all facts and circumstances. Except as provided in “—Allocations between Transferors and Transferees” and “—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties,” counsel is of the opinion that the allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder’s allocable share of an item of income, gain, loss or deduction.

Allocations between Transferors and Transferees

In general, each of our items of income, gain, loss and deduction will, for federal income tax purposes, be determined annually and one twelfth of each annual amount will be allocated to those unitholders who hold common units on the last business day of each month in that year. As a result, a unitholder who acquires its common units in the open market may be allocated our items of income, gain, loss and deduction realized by us prior to the date of acquisition. However, in certain circumstances we may make these allocations in connection with extraordinary or nonrecurring events on a more frequent basis.

Due to the absence of specific authority on the utilization of the above method of allocation by a publicly traded partnership such as our Partnership, counsel is unable to opine on the validity of this method of allocating our income, gain, loss and deduction between the transferors and the transferees of our common units. The risk to unitholders if this method is determined to be an unreasonable method of allocation is that our income, gain, loss and deduction would be reallocated among the unitholders and our general partner. This reallocation could cause unitholders to have more or less income or deductions than that reported. Our general partner is authorized to revise the method of allocation between transferors and transferees, as well as among unitholders whose common units otherwise vary during a taxable period, to conform to a method permitted or required by the Internal Revenue Code and applicable regulations or rulings.

We urge a unitholder who transfers or acquires common units to consult with its tax advisor with respect to the proper reporting of its allocable share of our items of income, gain, loss and deduction during the month in which the common units are acquired or transferred.

Tax Allocations with Respect to Book-Tax Difference on Contributed Properties

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for a partnership interest in the partnership must be allocated so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of its contribution to the partnership. The amount of unrealized gain or unrealized loss is generally equal to the difference between the property’s fair market value and its adjusted tax basis at the time of the initial contribution and is referred to as Built-in Gain and Built-in Loss, respectively. If property with Built-in Gain or Built-in Loss is sold by the partnership, then the gain or loss recognized by the partnership is required to be allocated to the contributing partner in an amount that takes into account the Built-in Gain or Built-in Loss.

The Treasury regulations require a partnership to make allocations under Section 704(c) of the Internal Revenue Code using any reasonable method consistent with the provisions of Section 704(c) of the Internal Revenue Code and describe three different methods for taking any Built-in Gain or Built-in Loss into account that are presumed to be reasonable for purposes of Section 704(c) of the Internal Revenue Code. The Treasury regulations also provide that other methods may be reasonable in appropriate circumstances.

Under Section 613A(c)(7)(D) of the Internal Revenue Code, tax depletion on oil and natural gas property held by a partnership is computed separately by each partner outside the partnership based on the partner’s share of the partnership’s adjusted basis in the depletable properties. Gain or loss on the disposition of a depletable property is computed separately by each partner outside of the partnership based on its share of the partnership’s amount realized and adjusted tax basis in the property. Our partnership agreement provides that the adjusted tax basis of the oil and natural gas properties contributed to us will be allocated to the contributing partners for the purposes of separately determining depletion deductions, and any gain or loss recognized by us on the disposition of contributed property will be allocated to the contributing partners to the extent of any remaining Built-in Gain or Built-in Loss. This method of allocating Built-in Gain and Built-in Loss is not one of the three methods set forth in the Treasury regulations. However, we believe that the above method should be respected as reasonable and consistent with the underlying purposes of Section 704(c) of the Internal Revenue Code.

When the IRS issued the final Treasury regulations under Section 704(c) of the Internal Revenue Code, it acknowledged that the method used by us was used in the oil and natural gas industry and may be reasonable in appropriate situations. However, the IRS did not include this method as a specific reasonable method in the final Treasury regulations because the method was not a generally applicable method. Despite not including it as a specific reasonable method in the final Treasury regulations, the IRS has issued private letter rulings acknowledging that this method is reasonable under the facts of those rulings. A private letter ruling may not be relied on by any taxpayer other than the taxpayer to whom the ruling was issued. Accordingly, counsel is unable to opine on the validity of this method of allocating Built-in Gain and Built-in Loss. However, private letter rulings are indicative of the position of the IRS on the issues addressed in the rulings. Despite these prior rulings, there is no assurance that the IRS will not change its position and challenge the method used by us. Such a challenge, if successful, could cause one or more unitholders to recognize more taxable income or less taxable loss on an ongoing basis in respect of their common units. Each current and prospective unitholder is encouraged to consult with its tax advisor with respect to the proper reporting of its allocable share of Built-in Gain and Built-in Loss.

Partnership Income, Gains/Losses and Depletion

Income received by us from our oil and natural gas royalties and net profits interests is taxable to our unitholders as ordinary income subject to depletion. Gains and losses from sales of our royalty interests and net profits interests held for more than one year, except to the extent of ordinary income recapture discussed below, will be long term capital gains and losses.

Unitholders are entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to the oil and natural gas interests owned by us. Although the Internal Revenue Code requires each unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying mineral property for depletion and other purposes, we furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and in the case of marginal production potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction in respect of any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between crude oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitation, the percentage depletion deduction otherwise available is limited to 65% of the unitholders’ total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the taxpayer’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion is calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result in (i) by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of its common units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our Partnership, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of percentage depletion deductions to the unitholders. If percentage depletion is not available to a unitholder, the amount of depletion deductions of a partner may be less than they would be if percentage depletion were available. Each current and prospective unitholder is encouraged to consult its tax advisor to determine whether percentage depletion would be available to the unitholder.

Limitations on Deductions

Tax Basis and At-Risk Limitations

The deduction by a unitholder of any losses relating to the unitholder’s common units is limited to the tax basis in its common units. In the case of an individual unitholder or a corporate unitholder of which more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, the deduction of losses will be limited to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than the unitholder’s tax basis in its common units. A unitholder must recapture losses deducted in previous years to the extent that distributions cause its at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any suspended losses in excess of that gain are no longer utilizable.

In general, a unitholder is at risk to the extent of the tax basis of its common units, excluding any portion of that tax basis attributable to its share of our liabilities, reduced by any amount of money the unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder, or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in the unitholder’s share of our liabilities.

Limitations with Respect to Passive Activities

In general, individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities only to the extent of the taxpayer’s income from passive activities. We do not anticipate that any material amount of the activities we conduct will constitute passive activities since our assets will primarily generate portfolio income such as royalty income (which is not income from a passive activity). Thus, the passive activity loss limitations will not apply to our unitholders with respect to any material amount of our losses that may be allocated to them.

Limitations with Respect to Excess Business Loss

For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by unitholders. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. We do not anticipate that any material amount of the activities we conduct will constitute a trade or business since our assets will primarily generate income from non-operated, passive mineral and royalty interests. Thus, we do not expect the excess business loss limitation to apply to our unitholders with respect to any material amount of our losses that may be allocated to them. Unitholders should consult their own tax advisers regarding the applicability of the “excess business loss” limitation.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s investment interest expense is generally limited to the amount of that taxpayer’s net investment income. Investment interest expense includes:

●	interest on indebtedness properly allocable to property held for investment;

●	interest properly allocable to portfolio income; and

●	interest properly allocable to the purchase or carrying of an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry the unitholder’s common units.

Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. Therefore, a unitholder’s share of our portfolio income will be treated as investment income.

In addition, for taxable years beginning after December 31, 2017, taxpayers generally may not deduct certain “business interest” expense to the extent such interest exceeds the taxpayer’s business interest income and 30% of the taxpayer’s “adjusted taxable income” for the taxable year. With respect to partnerships, this limitation first is applied at the partnership level and any deduction for business interest is taken into account in determining the partnership’s non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of the partners is determined without regard to each partner’s distributive share of any of items of income, gain, deduction, or loss from the partnership and is increased by each partner’s distributive share of excess taxable income from the partnership, which generally equals the excess of 30% of the partnership’s adjusted taxable income over the amount of the partnership’s deduction for business interest for a taxable year.

Because our assets generate primarily portfolio income such as royalty income from non-operated mineral and royalty interests, we do not expect to incur a material amount of “business interest” subject to the foregoing business interest limitations. Unitholders should consult their own tax advisers regarding the applicability of the limitation on “business interest.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual taxpayer generally is entitled to a deduction equal to 20% of his or her allocable share of certain “qualified publicly traded partnership income” (the “Section 199A Deduction”). For purposes of the new Section 199A Deduction, “qualified publicly traded partnership income” generally is equal to the sum of:

●

the net amount of the taxpayer’s allocable share of each qualified item of income, gain, deduction, and loss from a publicly traded partnership to the extent such items are effectively connected with a United States trade or business and allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made for services rendered to the partnership; and

●

any gain recognized by the taxpayer upon a disposition of his or her interest in such partnership to the extent such gain is attributable to “unrealized receivables,” such as depreciation or depletion recapture, and “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and, thus, is treated as ordinary income under Section 751 of the Internal Revenue Code.

Because we own only non-operated, passive mineral and royalty interests, we may not be viewed as engaged in a U.S. trade or business within the meaning of the new law. Therefore, most or all of the income that we now generate, or will generate in the future, may not be “qualified publicly traded partnership income” eligible for the Section 199A Deduction to our individual unitholders. Thus, our unitholders may not be able to claim the Section 199A Deduction on any income allocated from us, and any such claim may be successfully challenged by the IRS. If the Section 199A Deduction is not available, our unitholders’ tax liability from ownership and disposition of our common units may be materially higher than if the deduction is available. We urge our unitholders to consult their tax advisers regarding the availability of the Section 199A Deduction on any income allocated from us.

Distributions by Us to Unitholders

Distributions of money by us to a unitholder generally will not result in taxable income or gain to the unitholder unless, and only to the extent that, the distribution exceeds the unitholder’s adjusted tax basis in its common units immediately before the distribution. Any such gain generally will be capital gain, except that a portion of such gain will be separately computed and taxed as ordinary income to the extent the distribution is attributable to the unitholder’s allocable share of unrealized receivables or inventory items owned by us. Unrealized receivables include the unitholder’s share of potential recapture items, including depreciation and depletion deductions. Ordinary income attributable to unrealized receivables and inventory items may exceed the net taxable gain realized.

Any reduction in a unitholder’s share of our liabilities, including upon a non-pro rata issuance of additional common units by us without a corresponding increase in our liabilities, will constitute a deemed distribution of money by us to the unitholder. We have not and do not expect to incur significant liabilities. Therefore, it is not anticipated that any current or prospective unitholder will be deemed to receive a cash distribution from a reduction in a unitholder’s share of liabilities that would result in the recognition of a material amount of taxable gain.

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code. To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of such assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the unrealized receivables and inventory items deemed to be relinquished in the exchange.

Ratio of Taxable Income to Distributions

The ratio of the amount of taxable income that will be allocated to each unitholder to the amount of cash that will be distributed to the unitholder is uncertain. The amount of taxable income realized by each unitholder will be dependent upon a number of factors including: (a) the amount of taxable income recognized by us; (b) the amount of any gain recognized by us that is attributable to specific asset sales that may be wholly or partially attributable to Built-in Gain and the resulting allocation of such gain to the partners that contributed the assets being sold (see “—Tax Allocations by Us to Unitholders—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties”); and (c) the amount of basis adjustment pursuant to Section 754 of the Internal Revenue Code available to the unitholder based on the purchase price for any common units and the amount by which such price exceeded the unitholder’s proportionate share of inside tax basis of our assets attributable to the common units when the common units were purchased (see “—-Section 754 Election”).

Tax Basis in Our Assets

The tax basis of our assets will be used for purposes of computing gain or loss on the disposition of these interests. The federal income tax burden associated with the difference between the fair market value of property contributed to us and the tax basis of that property will be borne by the contributing partners to the extent of any Built-in Gains. See “—Tax Allocations by Us to Unitholders—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties”.

Tax Basis in Our Common Units

A unitholder’s tax basis in its common units initially will be the amount paid for those common units increased by the unitholder’s initial allocable share of our liabilities. A unitholder’s tax basis in its common units generally will be increased by (a) the unitholder’s allocable share of our taxable and tax exempt income, (b) any contributions by the unitholder to our capital, and (c) any increases in the unitholder’s allocable share of our liabilities, if any. Generally, a unitholder’s tax basis in its common units will be decreased (but not below zero) by (1) the unitholder’s allocable share of our losses and nondeductible expenditures which are not chargeable to capital, (2) the amount of any cash and the amount of the basis of any property distributed to the unitholder by us, (3) any decreases in the unitholder’s allocable share of our liabilities, if any, and (4) the amount of any depletion deductions taken by the unitholder with respect to its common units to the extent the deductions do not exceed the unitholder’s proportionate share of the adjusted tax basis of the underlying producing property.

Disposition of Our Common Units

A unitholder will recognize gain or loss on a sale of its common units in an amount equal to the difference between the amount realized and the unitholder’s adjusted tax basis in the common units sold. A unitholder’s amount realized will be measured by the sum of any cash and the fair market value of any other property received plus the unitholder’s share of our liabilities, if any.

Except as noted below, gain or loss recognized by a unitholder, other than a dealer in common units, on the sale or exchange of common units held by the unitholder for more than one year generally will be taxable as long-term capital gain or loss. However, this gain or loss will be taxed as ordinary income or loss to the extent attributable to the unitholder’s allocable share of unrealized receivables or inventory items owned by us. Unrealized receivables include the unitholder’s share of potential recapture items, including depletion deductions to the extent such deductions previously reduced a unitholder’s basis in its common units. Ordinary income attributable to unrealized receivables and inventory items may exceed the net taxable gain realized upon the sale of the common units and may be recognized even if there is a net taxable loss realized on the sale of the common units. Thus, a unitholder may recognize both ordinary income and a capital gain or loss upon a disposition of its common units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of common units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. In addition, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in such partner’s entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, a unitholder may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult such unitholder’s tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Provisions of the Internal Revenue Code may cause a unitholder to be treated as having sold appreciated common units at their fair market value resulting in the recognition of taxable gain if the taxpayer or related persons enter(s) into:

●	a short sale;

●	an offsetting notional principal contract; or

●	a futures or forward contract with respect to the common units or substantially identical property.

Moreover, if a unitholder has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the common units, the unitholder will be treated as having sold that position if the taxpayer or a related person then acquires the common units or substantially identical property. Further, the Secretary of Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. See “—Treatment of Short Sales.”

Treatment of Short Sales

A unitholder whose common units are loaned to a short seller to cover a short sale of common units may be considered as having disposed of ownership of those common units for federal income tax purposes. If so, the unitholder would no longer be a partner for tax purposes with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

●	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the lending unitholder;

●	any cash distributions received by the lending unitholder for those common units would be fully taxable and would appear to be treated as ordinary income.

Because there is no clear authority on this issue, counsel is unable to render an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners for federal income tax purposes and avoid the risk of gain recognition are encouraged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units. See “—Disposition of Our Common Units.”

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to make an adjustment, referred to as the Section 743(b) adjustment, to a unitholder’s tax basis in our assets, referred to as inside basis, to reflect the unitholder’s purchase price in its common units. This election does not apply to a person who purchases common units directly from us. It does apply to any other purchaser of common units. The Section 743(b) adjustment belongs solely to the purchaser and not to the other unitholders. For purposes of this discussion, a unitholder’s inside basis of our assets will be considered to have two components:

●	the unitholder’s share of our tax basis in our assets; and

●	the unitholder’s Section 743(b) adjustment to that tax basis.

Our general partner utilizes a method of calculating inside basis, including the unitholders’ Section 743(b) adjustments, which results in an aggregate basis for depletion purposes that reflects the purchase price of common units as paid by the unitholders. Although the method our general partner uses is not specifically authorized under the applicable Treasury regulations, we believe that it is a reasonable method of determining each unitholder’s share of net income or loss (including depletion and gain or loss from the sale of property). Because there is no clear authority on this issue, counsel is unable to opine as to the validity of this method. If the IRS successfully contends that such method may not be used, our general partner will attempt to use any other reasonable depletion conventions to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders or record holders of any class or classes of units. However, a unitholder may have more or less depletion deductions and gain or loss on the taxable disposition of its common units than under the method the general partner uses.

A Section 754 election is advantageous if the transferee’s tax basis in its common units is higher than the common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, its depletion deductions and its share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its common units is lower than those common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the Section 754 election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the fair market value of our assets and other matters. The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment. We cannot assure our unitholders that the determinations made by us will not be successfully challenged by the IRS or that the deductions resulting from these determinations may not be reduced or disallowed altogether. Should the IRS require a different basis adjustment, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income that it would have been allocated had the election not been revoked.

Alternative Minimum Tax on Items of Tax Preference

The Internal Revenue Code contains alternative minimum tax rules that are applicable to individual taxpayers. We are not subject to the alternative minimum tax, but our individual unitholders are required to take into account on their own tax returns their respective shares of our tax preference items and adjustments in order to compute their alternative minimum taxable income. Although it is not expected that we will generate significant tax preference items or adjustments, since the impact of the alternative minimum tax depends on each individual unitholder’s particular situation, each prospective individual unitholder is encouraged to consult with its tax advisor as to the impact of an investment in common units on its alternative minimum tax liability.

Considerations for Tax-Exempt Limited Partners

Unitholders that are tax-exempt entities, including charitable corporations, pension, profit-sharing or stock bonus plans, Keogh plans, individual retirement accounts and certain other employee benefit plans are subject to federal income tax on unrelated business taxable income, referred to as UBTI. Generally, UBTI can arise from a trade or business unrelated to the exempt purposes of the tax-exempt entity that is regularly carried on by either the tax-exempt entity or a partnership in which it is a partner. However, UBTI does not apply to interest income, royalties (including overriding royalties) or net profits interests, whether the royalties or net profits are measured by production or by gross or taxable income from the property. Pursuant to the provisions of our partnership agreement, our general partner shall use all reasonable efforts to prevent us from realizing income that would constitute UBTI. However, there is no assurance that we will not incur UBTI.

Recent Legislative Developments

In May 2019, legislation was proposed that would, if enacted into law, make significant changes to United States tax laws, including to certain key federal income tax provisions currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs (“IDCs”), (iii) the elimination of the deduction for certain “qualified publicly traded partnership income,” (iv) an elimination of the amortization period for certain geological and geophysical expenditures, and (v) the repeal, as it relates to fossil fuels, of the qualifying income exception to the treatment of all publicly traded partnerships as corporations. The passage of any legislation as a result of these proposals or any other similar changes in federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, thereby discouraging production from the oil and gas properties that are subject to our royalty interests. In addition, any such changes could reduce the depletion deductions or other deductions allowable to our unitholders and could negatively impact the value of an investment in our units.

The recently enacted Tax Cuts and Jobs Act generally, among other things, reduces corporate and individual tax rates, changes the taxation of certain partners with respect to trade or business income they earn from a partnership or other pass-through entity, eliminates the deduction for certain domestic production activities, changes the limitations on interest deductibility and cost recovery, changes the taxation of certain United States tax-exempt organizations with respect to unrelated business income taxes, and significantly revises the international taxation rules. Such changes may affect us and our unitholders.

Administrative Matters

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year, and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with the unitholder’s taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of the unitholder’s taxable year must include the unitholder’s allocable share of our income, gain, loss and deduction for one year ended on the previous December 31, as well as for the portion of our current tax year ending on the date of the disposition, in income for its taxable year, with the result that the unitholder could be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. See “—Tax Allocations by Us to Unitholders—Allocations between Transferors and Transferees.” Because of differences between accounting principles generally accepted in the United States of America, which apply to the financial statements issued by us, and the tax accounting method described above, our net income as reported on our financial statements will likely differ from the taxable income for the same period.

Information Returns and Audit Procedures

We furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1 tax statement, which describes such unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which is generally not reviewed by counsel, we use various accounting and reporting conventions, some of which have been mentioned earlier, to determine the unitholder’s share of income, gain, loss and deduction. We cannot assure unitholders that any of those conventions will yield a result that conforms to all of the technical requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor our counsel can assure unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the units. In addition, the cost of any contest will be borne directly or indirectly by the unitholders.

The IRS may audit our federal income tax information returns. The Internal Revenue Code contains partnership audit procedures governing the manner in which the IRS audit adjustments for partnership items are resolved. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from any audit of this kind may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of that unitholder’s own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns. It is possible that the IRS will “match” partnership information as reported on partners’ individual income tax returns against the electronic Schedule K-1 tax information that we are required to provide to the IRS. If the IRS follows this practice and you do not report tax information on your tax returns in a manner that is consistent with your Schedule K-1 tax statement, any IRS matching program may trigger an inquiry or possibly an audit of your individual tax return.

Partnerships generally are treated as entities separate from their owners for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of the unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against the unitholders for items in our returns. The Tax Matters Partner will make a reasonable effort to keep each unitholder informed of administrative and judicial tax proceedings with respect to our items in accordance with applicable Treasury regulations. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in our Partnership to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on such unitholder’s federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, as amended by the Consolidated Appropriations Act of 2018 (P.L. 115-141), for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner and unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit and/or the partnership is able to elect what is called the “pull-in election” in which the unitholders will be obligated to pay the tax relating to any adjustments that apply. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election or the pull-in election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Similar to what has occurred in 2018 in which changes were made pursuant to the Consolidated Appropriations Act of 2018, Congress has proposed changes to the Bipartisan Budget Act, and it is possible that additional amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code no longer requires that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We have designated our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders.

Accuracy-related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

Nominee Reporting

Persons who hold our common units as a nominee for another person are required to furnish to us:

●	the name, address and taxpayer identification number of the beneficial owner and the nominee;

●

whether the beneficial owner is a person that is not a United States person, a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or a tax-exempt entity;

●	the amount and description of common units held, acquired or transferred for the beneficial owner; and

●	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $270 per failure, up to a maximum of $3,282,500 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Entity-Level Collections

Our general partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause us to comply with any withholding requirements established under the Internal Revenue Code or any other federal, state or local law. In addition, if we are required or elect under applicable law to pay any federal, state, local, or non-United States tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. To the extent that we are required or elect to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any unitholder, the amount withheld may, at the discretion of our general partner, be treated by us as a distribution of cash in the amount of the withholding from the unitholder. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

State and Local Taxes

In addition to the federal income tax aspects described above, we encourage each unitholder to consider the potential state and local tax consequences of owning our common units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a unitholder resides and in each state or local jurisdiction in which we have assets or otherwise do business. Thus, persons holding our common units either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which we directly or indirectly hold oil and gas properties and would be required to file periodic tax returns in those jurisdictions. State taxes may be withheld by third parties on royalty payments to us, and we may be required to withhold state income tax from distributions otherwise payable to our unitholders. Withholding tax laws are in place in various states that may impose withholding taxes on us or on our unitholders. We provide our unitholders with summary federal information, broken down by state which may be used by them in preparing their state and local returns. To the extent that a unitholder pays income tax with respect to our income to a state where it is not resident or to the extent that we are required to pay state income tax on behalf of such unitholder, the unitholder may be entitled to a deduction or credit against income tax that it otherwise would owe to its state of residence with respect to the same income.

We urge each prospective unitholder to consult with its tax advisor regarding the state and local income tax implications of owning our common units.

Notification Requirements

A unitholder who sells or purchases any of its units generally is required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

Backup Withholding

The Internal Revenue Code requires backup withholding (currently at a rate of 24%) with respect to all reportable payments. A reportable payment includes not only reportable interest or dividend payments but also other payments including some royalty payments. Accordingly, subject to the limitations discussed below, a unitholder may be subject to backup withholding with respect to all or a portion of its distributions from us.

Backup withholding is required with respect to any reportable payment if the payee fails to furnish its taxpayer identification number, referred to as TIN, to the payor in the required manner or to establish an exemption from the requirement or if the Secretary of the Treasury notifies the payor that the TIN furnished by the payee is incorrect. Accordingly, a unitholder may avoid backup withholding by furnishing its correct TIN to us. Any unitholder who does not provide its TIN to us is urged to consult its tax advisor concerning the applicability of the backup withholding provisions to its distributions from us.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Thompson & Knight LLP, Dallas, Texas, as our counsel. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Dorchester Minerals, L.P. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The abbreviated combined financial statements of H. Huffman & Co., A Limited Partnership, and The Buffalo Co., A Limited Partnership, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Two independent petroleum engineering consulting firms, Calhoun, Blair & Associates and LaRoche Petroleum Consultants, Ltd., estimated our Royalty Properties and NPIs as of December 31, 2018 and the present value of the estimated future net reserves from those estimated reserves included in this document and are included in reliance upon their reports given upon their authority as experts on the matters covered by their respective reserve reports.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Except for the Securities and Exchange Commission registration fee, all expenses are estimated. All such expenses will be paid by the registrant.

Securities and Exchange Commission registration fee		$20,846.40
Accounting fees and expenses		*
Legal fees and expenses		*
Listing fees		*
Printing and engraving expenses		*
Blue sky fees and expenses (including legal fees)		*
Miscellaneous		*
Total	$	*

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

The registrant’s partnership agreement provides that the registrant:

●

will indemnify (1) its general partner, (2) any departing partner, (3) any person who is or was an affiliate of our general partner or any departing partner, (4) any person who is or was a member, partner, officer, or director of any group member, of the general partner or any departing partner and (5) any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, member or partner of another person, to the fullest extent permitted by law from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee.

●

may indemnify (1) any person who was or is an employee, agent or trustee of any group member, of the general partner or of any departing partner, and (2) any person who is or was serving at the request of the general partner or departing partner as an employee, agent, fiduciary or trustee of another person to the same extent as permitted for other indemnitees.

●

may pay or reimburse expenses incurred by an indemnitee or an employee in connection with his or her appearance as a witness or other participation in a claim, demand, action, suit or proceeding at a time when he or she is not named defendant or respondent in such claim, demand, action, suit or proceeding.

Indemnification will be conditioned on the determination that, in each case, the indemnitee acted in good faith, in a manner which such indemnitee or employee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

The above indemnification may result in indemnification of indemnitees for negligent acts, and may include indemnification for liabilities under the Securities Act. The registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Any indemnification under these provisions will be only out of our assets. The registrant is authorized to purchase (or to reimburse our general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, whether or not we would have the power to indemnify such person against such liabilities under the provisions described above.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. In addition, subject to any terms, conditions or restrictions set forth in its limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager from and against all claims and demands whatsoever.

We have entered into indemnification agreements with our managers, executive officers and certain employees that provide the broad indemnity allowed by Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, as well as certain additional procedural protections. The indemnity agreements provide that the indemnitees will be indemnified to the fullest extent not prohibited by law against all expenses (including attorney’s fees) and settlement amounts paid or incurred by them in any action or proceeding as our managers, executive officers or employees, including any action on account of their services as managers, executive officers or employees of any other company or enterprise when they are serving in such capacities at our request, and including any action by us or in our right. In addition, the indemnity agreements provide for reimbursement of expenses incurred in conjunction with being a witness in any proceeding to which the indemnitee is not a party. We must pay in advance of a final disposition of a proceeding or claim the expenses incurred by the indemnitee no later than ten (10) days after our receipt of an undertaking by or on behalf of the indemnitee, to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by us. The indemnity agreements also provide the indemnitee with remedies in the event that we do not fulfill our obligations under the indemnity agreements.

Item 16. Exhibits

(a) Exhibits

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Exhibit Title

1.1**	Form of Underwriting Agreement.

3.1	Certificate of Limited Partnership of Dorchester Minerals, L.P. (incorporated by reference to Exhibit 3.1 to Dorchester Minerals' Registration Statement on Form S-4, Registration Number 333-88282)

3.2	Amended and Restated Agreement of Limited Partnership of Dorchester Minerals, L.P. (incorporated by reference to Exhibit 3.2 to Dorchester Minerals' Annual Report on Form 10-K for the year ended December 31, 2002)

3.3

Amendment No. 1 to Amended and Restated Partnership Agreement of Dorchester Minerals, L.P. (incorporated by reference to Exhibit 3.1 to Dorchester Minerals’ Current Report on Form 8-K filed with the SEC on December 22, 2017)

3.4

Amendment No. 2 to Amended and Restated Partnership Agreement of Dorchester Minerals, L.P. (incorporated by reference to Exhibit 3.4 to Dorchester Minerals’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018)

3.5

Certificate of Limited Partnership of Dorchester Minerals Management LP (incorporated by reference to Exhibit 3.4 to Dorchester Minerals’ Registration Statement on Form S-4, Registration Number 333-88282)

3.6

Amended and Restated Agreement of Limited Partnership of Dorchester Minerals Management LP (incorporated by reference to Exhibit 3.4 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

3.7	Certificate of Formation of Dorchester Minerals Management GP LLC (incorporated by reference to Exhibit 3.7 to Dorchester Minerals’ Registration Statement on Form S-4, Registration Number 333-88282)

3.8

Amended and Restated Limited Liability Company Agreement of Dorchester Minerals Management GP LLC (incorporated by reference to Exhibit 3.6 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

3.9	Certificate of Formation of Dorchester Minerals Operating GP LLC (incorporated by reference to Exhibit 3.10 to Dorchester Minerals’ Registration Statement on Form S-4, Registration Number 333- 88282)

3.10

Limited Liability Company Agreement of Dorchester Minerals Operating GP LLC (incorporated by reference to Exhibit 3.11 to Dorchester Minerals’ Registration Statement on Form S-4, Registration Number 333-88282)

3.11

Certificate of Limited Partnership of Dorchester Minerals Operating LP (incorporated by reference to Exhibit 3.12 to Dorchester Minerals’ Registration Statement on Form S-4, Registration Number 333-88282)

3.12

Amended and Restated Agreement of Limited Partnership of Dorchester Minerals Operating LP (incorporated by reference to Exhibit 3.10 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

3.13

Certificate of Limited Partnership of Dorchester Minerals Oklahoma LP (incorporated by reference to Exhibit 3.11 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

3.14	Agreement of Limited Partnership of Dorchester Minerals Oklahoma LP (incorporated by reference to Exhibit 3.12 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

3.15

Certificate of Incorporation of Dorchester Minerals Oklahoma GP, Inc. (incorporated by reference to Exhibit 3.13 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

3.16	Bylaws of Dorchester Minerals Oklahoma GP, Inc. (incorporated by reference to Exhibit 3.14 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

4.1	Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to Dorchester Minerals’ Annual Report on Form 10-K for the year ended December 31, 2002)

5.1*	Opinion of Thompson & Knight LLP as to the legality of the securities being registered.

8.1*	Opinion of Thompson & Knight LLP

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Grant Thornton LLP

23.3*	Consent of Thompson & Knight LLP (contained within Exhibit 5.1 hereto)

23.4*	Consent of Thompson & Knight LLP (contained within Exhibit 8.1 hereto)

23.5*	Consent of Calhoun, Blair & Associates

23.6*	Consent of LaRoche Petroleum Consultants, Ltd.

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

*	Filed herewith.
**

To be filed by amendment, as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference or in a post-effective amendment to this registration statement.

 (b) Financial statement schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable, or the information is in the consolidated financial statements, and have therefore been omitted.

(c) Reports, opinions and appraisals

The following reports, opinions and appraisals are included herein: None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 12, 2019.

DORCHESTER MINERALS, L.P.

By:	Dorchester Minerals Management LP, Its general partner

By:	Dorchester Minerals Management GP LLC, Its general partner

By:	/s/ William Casey McManemin
Name:	William Casey McManemin
Title:	Chairman, Chief Executive Officer and Manager

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints William Casey McManemin and Leslie A. Moriyama, and each of them (with full power to each of them to act alone), such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities to sign on such person’s behalf individually and in each capacity stated below any amendment, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Casey McManemin	Chairman, Chief Executive Officer and Manager (Principal Executive Officer)	August 12, 2019
William Casey McManemin

/s/ Leslie A. Moriyama	Chief Financial Officer (Principal Financial and Accounting Officer)	August 12, 2019
Leslie A. Moriyama

/s/ H.C. Allen, Jr.	Manager	August 12, 2019
H.C. Allen, Jr.

/s/ Allen D. Lassiter	Manager	August 12, 2019
Allen D. Lassiter

/s/ Martha Ann Peak Rochelle	Manager	August 12, 2019
Martha Ann Peak Rochelle

/s/ James E. Raley	Vice Chairman and Manager	August 12, 2019
James E. Raley

/s/ C.W. Russell	Manager	August 12, 2019
C.W. Russell

/s/ Ronald P. Trout	Manager	August 12, 2019
Ronald P. Trout

/s/ Robert C. Vaughn	Manager	August 12, 2019
Robert C. Vaughn